                             THOR INDUSTRIES, INC.

                               OFFER TO PURCHASE
                                 FOR CASH UP TO
                                 500,000 SHARES
                              OF ITS COMMON STOCK
                              AT A PURCHASE PRICE
                         NOT GREATER THAN $26 PER SHARE
                          NOR LESS THAN $24 PER SHARE

               THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
                                   EXPIRE AT
                12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY,
                NOVEMBER 14, 1996, UNLESS THE OFFER IS EXTENDED

    Thor Industries, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, par value $0.10 per share (the "Shares" or the "Common Stock"), to the Company at prices, net to the sellers in cash, not greater than $26 nor less than $24 per Share, as specified by stockholders tendering Shares upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will, upon the terms and subject to the conditions of the Offer, determine a single price per Share, not greater than $26 nor less than $24 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for the Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by stockholders tendering Shares. The Company will select the lowest Purchase Price that will allow it to buy 500,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn) at a price not greater than $26 nor less than $24 per Share pursuant to the Offer. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration terms and odd lot tender provisions described below.

                            ------------------------

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal, and mail or deliver the manually executed Letter of Transmittal and all other required documents to Harris Trust and Savings Bank (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary or follow the procedure for book-entry delivery set forth in
Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares. Stockholders desiring to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer by the expiration of the Offer must tender such Shares by following procedures for guaranteed delivery set forth in Section 3. STOCKHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL INCLUDING THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

    THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                            ------------------------

    The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "THO." On October 16, 1996, the last full trading day on the NYSE prior to the announcement and commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $24.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE
SECTION 7.

                            ------------------------

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

                            ------------------------

    Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained from the Information Agent.

OCTOBER 17, 1996

                               TABLE OF CONTENTS

INTRODUCTION.................................................................................          1

 1.        NUMBER OF SHARES; PRORATION.......................................................          2

 2.        TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.......................................          3

 3.        PROCEDURE FOR TENDERING SHARES....................................................          3

 4.        WITHDRAWAL RIGHTS.................................................................          7

 5.        ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.....................................          7

 6.        CERTAIN CONDITIONS OF THE OFFER...................................................          8

 7.        PRICE RANGE OF SHARES; DIVIDENDS..................................................         10

 8.        PURPOSE OF THE OFFER..............................................................         10

 9.        SOURCE AND AMOUNT OF FUNDS........................................................         11

10.        SHARES OUTSTANDING AND SIGNIFICANT STOCKHOLDERS; CERTAIN EFFECTS OF THE OFFER.....         12

11.        CERTAIN INFORMATION CONCERNING THE COMPANY........................................         12

12.        INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS
             CONCERNING THE SHARES...........................................................         16

13.        CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.......................................         17

14.        CERTAIN FEDERAL INCOME TAX CONSEQUENCES...........................................         17

15.        EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS...................................         20

16.        FEES AND EXPENSES.................................................................         20

17.        MISCELLANEOUS.....................................................................         21

TO THE HOLDERS OF COMMON STOCK OF THOR INDUSTRIES, INC.:

                                  INTRODUCTION

    The Company invites its stockholders to tender shares of its common stock, par value $0.10 per share (the "Shares"), to the Company at prices, net to the seller in cash, not greater than $26 nor less than $24 per Share, as specified by stockholders tendering Shares upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single price per Share, not greater than $26 nor less than $24 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for the Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by stockholders tendering Shares. The Company will select the lowest Purchase Price that will allow it to buy 500,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn) at a price not greater than $26 nor less than $24 per Share pursuant to the Offer. All Shares properly tendered and not withdrawn at prices at or below the Purchase Price prior to the Expiration Date (as defined in Section 1) will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and odd lot tender provisions described below. See Section 1. The Company reserves the right, in its sole discretion, to purchase more than 500,000 Shares pursuant to the Offer.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

    If, at the Expiration Date, more than 500,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from Odd Lot Owners (as defined in Section 2) who properly tender their Shares at or below the Purchase Price and then on a PRO RATA basis from all other stockholders whose Shares are properly tendered at or below the Purchase Price and not withdrawn. The Company will return all Shares not purchased, including Shares not purchased because of proration. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. The Company will pay all fees and expenses of Harris Trust and Savings Bank (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") in connection with the Offer.

    As of October 16, 1996, there were 8,646,808 Shares outstanding. The 500,000 Shares that the Company is offering to purchase represent approximately 5.8% of the outstanding Shares at October 16, 1996. The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "THO." On October 16, 1996, the last full trading day on the NYSE prior to the announcement and commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $24.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

1. NUMBER OF SHARES; PRORATION.

    Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 500,000 Shares or such lesser number of Shares as are properly tendered on or prior to the Expiration Date (and not withdrawn in accordance with Section 4) at a net price in cash (determined in the manner set forth below) not greater than $26 nor less than $24 per Share. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, November 14, 1996, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire. For a description of the Company's right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 15. If the Offer is oversubscribed, Shares tendered at or below the Purchase Price on or prior to the Expiration Date will be subject to proration, except for Odd Lots as described below.

    In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares must specify the price (not greater than $26 nor less than $24 per Share) at which such stockholder is willing to have the Company purchase such Shares. The Company will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price that it will pay for the Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by stockholders tendering Shares. The Company will select the lowest Purchase Price that will allow it to buy 500,000 Shares (or such lesser number as are properly tendered and not withdrawn) at a price not greater than $26 nor less than $24 per Share pursuant to the Offer.

    All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at a price greater than the Purchase Price and Shares not purchased because of proration or otherwise, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

    If the number of Shares properly tendered on or prior to the Expiration Date (and not withdrawn in accordance with Section 4) is less than or equal to 500,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

    Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 500,000 Shares (or such greater number of Shares as the Company elects to purchase) are properly tendered and not withdrawn at or below the Purchase Price, the Company will accept Shares for purchase in the following order of priority:

    (a) FIRST, all Shares properly tendered at or below the Purchase Price prior to the Expiration Date (and not withdrawn) by an Odd Lot Owner (as defined in Section 2), who:

        (1) tenders all Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

        (2) completes the Section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

    (b) SECOND, after purchase of all of the foregoing Shares, all other Shares properly tendered at or below the Purchase Price, on or prior to the Expiration Date (and not withdrawn), on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional Shares).

    Proration for each stockholder tendering Shares, other than Odd Lot Owners, will be based on the ratio of the number of Shares tendered by such stockholder to the total number of Shares tendered by all stockholders, other than Odd Lot Owners, at or below the Purchase Price. Due to the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the Odd Lot procedure, the Company does not expect to be able to announce the final results of such proration until approximately seven NYSE trading days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

    As described in Section 14, the number of Shares that the Company will purchase from a stockholder may affect the federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. Each stockholder will be afforded the opportunity to designate in the Letter of Transmittal the order of priority in which Shares are to be purchased. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS, ANY RECENT CHANGES IN APPLICABLE TAX LAWS AND ANY PROPOSED LEGISLATION.

    The Company reserves the right, in its sole discretion, to purchase additional Shares pursuant to the Offer. If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 15, the Offer will be extended until the expiration of ten business days from the date of publication of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m through 12:00 midnight, New York City time.

2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.

    For purposes of the Offer, the term "Odd Lots" means all Shares properly tendered, in accordance with the procedures set forth in Section 3, on or prior to the Expiration Date and not withdrawn, by or on behalf of stockholders ("Odd Lot Owners") who owned, beneficially or of record, as of the close of business on October 16, 1996, fewer than 100 Shares. As set forth above, Odd Lots will be accepted for purchase before proration. IN ORDER TO QUALIFY FOR THIS PREFERENCE, AN ODD LOT OWNER MUST PROPERLY TENDER ALL SHARES BENEFICIALLY OWNED BY SUCH STOCKHOLDER. PARTIAL TENDERS WILL NOT QUALIFY FOR THIS PREFERENCE. THE PREFERENCE IS NOT AVAILABLE TO HOLDERS OF 100 OR MORE SHARES. ANY ODD LOT OWNER WISHING TO TENDER ALL OF SUCH STOCKHOLDER'S SHARES BENEFICIALLY OWNED MUST COMPLETE THE SECTION ENTITLED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, ON THE NOTICE OF GUARANTEED DELIVERY. Stockholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable odd lot discounts payable on a sale of their Shares in an NYSE transaction.

    The Company reserves the right, but will not be obligated, to purchase all Shares properly tendered and not withdrawn by any stockholder who has so tendered all Shares owned by him or her beneficially or of record and as a result of proration would then own an aggregate of fewer than 100 Shares.

3. PROCEDURE FOR TENDERING SHARES.

    PROPER TENDER OF SHARES. For Shares to be properly tendered pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either certificates for the Shares to be tendered must be transmitted to and received by the Depositary at one of such addresses or such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Depositary), in each case on or prior to the Expiration Date, or (b) the guaranteed delivery procedure described below must be followed.

    As specified in Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares pursuant to the Offer must properly indicate in the section captioned "Price (In Dollars) Per Share At Which Shares are Being Tendered" on the Letter of Transmittal the price (in multiples of $.125) at which such stockholder's Shares are being tendered or may check the box on the Letter of Transmittal marked "Price (Dollars) Per Share at Which Shares Are Being Tendered." In addition, an Odd Lot Owner may check the box in the section entitled "Odd Lots" indicating that such stockholder is tendering all of their Shares at the Purchase Price. STOCKHOLDERS DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE BEING TENDERED, EXCEPT THAT THE SAME SHARES CANNOT BE TENDERED (UNLESS PROPERLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE. IN ORDER TO PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

    In addition, Odd Lot Owners who tender all of their Shares must complete the section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 1.

    Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities, as defined below), a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal.

    BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (collectively referred to as "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually executed facsimile) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES AND METHOD OF DELIVERY. Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Shares tendered pursuant thereto are tendered (i) by a registered holder of the Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by an Eligible

Institution. If the Letter of Transmittal is signed by a person other than the registered holder of the Shares, the Shares tendered must be either (i) endorsed by the registered holder with the signature thereon guaranteed by an Eligible Institution, or (ii) accompanied by a stock power, in satisfactory form, as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Shares means any person in whose name the Shares are registered on the books of the Registrar.

    THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF CERTIFICATES FOR SHARES ARE TO BE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    FEDERAL INCOME TAX WITHHOLDING. To prevent federal income tax backup withholding equal to 31% of the gross payments made to stockholders for Shares purchased pursuant to the Offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with such stockholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 included with the Letter of Transmittal. Foreign stockholders may be required to submit a Form W-8, certifying non-United States status, in order to avoid backup withholding.

    Even if a foreign stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or his agent unless the Depositary determines that an exemption from or a reduced rate of withholding is available pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business in the United States. In order to obtain an exemption from or a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Depositary a properly completed Form 1001. For this purpose, a foreign stockholder is a stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed Form 4224. The Depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., Form 1001 or Form 4224), unless facts and circumstances indicate that such reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets one of the three tests for sale treatment described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding. See Instructions 13 and 14 of the Letter of Transmittal.

    EACH STOCKHOLDER SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO WHETHER SUCH STOCKHOLDER IS SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX WITHHOLDING.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder cannot deliver certificates for such Shares (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Notice of Guaranteed Delivery properly completed and duly executed, substantially in the form provided by the Company, is received by the Depositary on or prior to the Expiration Date; and

    (c) the certificates for all tendered Shares in proper form for transfer (or a confirmation of a book-entry transfer of Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the receipt by the Depositary of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

    If a stockholder desires to tender Shares such stockholder must properly complete and duly execute a Letter of Transmittal for such Shares and deliver such Letter of Transmittal to the Depositary.

    DETERMINATIONS OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the Purchase Price, number of Shares to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares, and the Company's interpretation of the terms of the Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Company, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

    TENDER CONSTITUTES AN AGREEMENT. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer and a binding agreement between the tendering stockholder and the Company.

    It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person, directly or indirectly, to tender Shares for such stockholder's own account unless, at the time of the tender and at the end of the proration period, the person so tendering (a) has a net long position equal to or greater than the amount of (i) Shares tendered or (ii) other securities immediately convertible into, or exercisable or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (b) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 promulgated under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and (b) the tender of such Shares complies with Rule 14e-4.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 midnight, New York City time, on Friday, December 13, 1996.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice. Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be returned on or prior to the Expiration Date by again following any of the procedures described in Section 3.

    If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer, and promptly after the Expiration Date, the Company will determine a single Purchase Price that it will pay for the Shares properly tendered and not withdrawn, taking into account the number of Shares tendered and the prices specified by stockholders tendering Shares, and will (subject to the proration terms and odd lot tender provisions of the Offer) accept for payment (and thereby purchase) and pay for Shares validly tendered at or below the Purchase Price and not withdrawn as permitted in Section 4. Promptly following the determination of the Purchase Price, the Company will announce the Purchase Price it will pay for tendered Shares. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other required documents.

    For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to proration, Shares tendered at or below the Purchase Price and not withdrawn if, as and when the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment of Shares accepted for payment pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from the Company and transmitting such payments to tendering stockholders.

    In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until approximately seven NYSE trading days after the Expiration Date. Certificates for all Shares not purchased, including Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained within such Book-Entry Transfer Facility by the participant who so delivered such Shares) as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholder. Under no circumstances will interest be paid by the Company by reason of any delay in paying for any Shares or otherwise. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

    The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer, except if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) Shares not tendered or not accepted for purchase are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal. In such circumstances, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

    ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 3.

6. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the payment for, Shares tendered, if at any time on or after Thursday, October 17, 1996 and at or before the payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

    (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or regulatory or administrative agency, domestic or foreign, (i) that challenges or seeks to make illegal, or delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of the Company, has or may have a material adverse effect on the business, financial condition, income, operations or prospects of the Company and its subsidiaries taken as a whole or has or may materially impair the contemplated benefits of the Offer to the Company; or

    (b) any action shall have been threatened, instituted, pending or taken or approval withheld or any statute, rule, regulation, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative agency, domestic or foreign, that, in the sole judgment of the Company might, directly or indirectly, result in any of the consequences referred to in clauses
(i) or (ii) of paragraph (a) above; or

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation by any governmental, regulatory or administrative authority or agency or any other event that, in the sole judgment of the Company, might affect the extension of credit by banks or other lending institutions, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that has or may have a material adverse effect with respect to the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average (6020.81 at the close of business on October 16, 1996) or the Standard and Poor's Index of 500 Industrial Companies (704.41 at the close of business on October 16, 1996) by an amount in excess of 10%, measured from the close of business on October 16, 1996; or

    (d) a tender or exchange offer for some or all of the Shares (other than the Offer) or a proposal with respect to a merger, consolidation or other business combination with or involving the Company or any subsidiary shall have been proposed to be made or shall have been made by another person; or

    (e) (i) any entity, group (as that term is used in Section 13(d)(3) of the Exchange Act), or person (other than entities, groups or persons, if any, who have filed with the Securities and Exchange Commission (the "Commission") on or before October 16, 1996, a Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares; or

    (ii) such entity, group or person that has publicly disclosed any such beneficial ownership of more than 5% of the Shares prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Shares constituting more than 2% of the outstanding Shares or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding Shares; or

    (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares; or

    (f) any change or changes have occurred (or any development shall have occurred involving any prospective change or changes) in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Company, have or may have a material effect with respect to the Company and its subsidiaries taken as a whole.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company in its sole discretion, in whole or in part, at any time. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 6 shall be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are listed on the NYSE under the symbol "THO." The following table sets forth for the periods indicated the high and low sales prices per Share on the NYSE Composite Tape as quoted in the New York Stock Exchange Monthly Market Statistics and Trading Reports.

                                                                   HIGH        LOW      DIVIDENDS
                                                                 ---------  ---------  -----------
FISCAL 1995:
    First Quarter..............................................  $   23.25  $   19.25   $    0.03
    Second Quarter.............................................      20.25      18.75        0.03
    Third Quarter..............................................      21.75      18.88        0.03
    Fourth Quarter.............................................      23.25      18.75        0.03

FISCAL 1996:
    First Quarter..............................................  $   20.00  $   15.75   $    0.03
    Second Quarter.............................................      20.25      15.88        0.03
    Third Quarter..............................................      19.88      16.25        0.03
    Fourth Quarter.............................................      22.75      18.13        0.03

FISCAL 1997:
    First Quarter (through October 16, 1996)...................  $   25.00  $   18.75

    On October 16, 1996, the last full trading day on the NYSE prior to the announcement and commencement of the Offer, the closing per Share sales price on the NYSE Composite Tape was $24.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The Company anticipates that its next regular dividend will be paid on or about January 2, 1997, to stockholders of record on December 20, 1996. The Company's current policy is to pay quarterly dividends. While the Company presently intends to follow a policy of paying quarterly cash dividends, the declaration and payment of future dividends by the Board of Directors will depend upon the Company's financial condition, capital requirements and earnings as well as other factors which the Board of Directors may deem relevant.

8. PURPOSE OF THE OFFER.

    The Company is making the Offer because its Board of Directors believes that, given the Company's business, assets and prospects and the current market price of the Shares, the purchase of the Shares pursuant to the Offer is an attractive investment for the Company.

    Accordingly, the Company is providing stockholders with the opportunity to determine the price or prices (not greater than $26 nor less than $24 per Share at which they are willing to sell their Shares), subject to the terms and conditions of the Offer, and without the usual transaction costs associated with open-market sales. In addition, the Offer may give stockholders the opportunity to sell Shares at a price greater than market prices prevailing prior to announcement and commencement of the Offer. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. In addition, Odd Lot Owners whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on sales of odd lots. To the extent the purchase of Shares in the Offer results in a reduction in the number of stockholders of record, the costs to the Company for services to stockholders will be reduced.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE FULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

    Although the Company has no current plans to acquire additional Shares, the Company may in the future purchase Shares on the open market, in privately negotiated transactions, through tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

9. SOURCE AND AMOUNT OF FUNDS.

    If the Company were to purchase 500,000 Shares pursuant to the Offer at a Purchase Price of $26 per Share (the highest price in the range of possible purchase prices), the maximum aggregate cost of the Offer would be approximately $13.1 million (which includes approximately $122,000 in transaction costs), which would be paid either from borrowings under the Company's Credit Agreement (as defined below), cash and cash equivalents of the Company or a combination of the two. As of October 16, 1996, the Company had cash and cash equivalents of approximately $4 million and available borrowings of approximately $15.5 million under the Credit Agreement.

    The Company's Amended and Restated Revolving Credit Agreement (the "Credit Agreement") is dated as of December 4, 1992, and is by and among the Company (with certain of its subsidiaries as guarantors), Bank One, Sidney, NA (in such capacity, "Bank One Sidney"), and Harris Trust and Savings Bank ("Harris" and together with Bank One Sidney, the "Lenders"), as banks, and Bank One, Sidney, NA, as agent. The Credit Agreement, and various amendments thereto, is filed as Exhibits (b)(1) through (b)(10) to the Company's Schedule 13E-4 relating to the Offer and is incorporated by reference. The Credit Agreement commits the Lenders to make revolving credit loans to the Company and its subsidiaries in an aggregate amount of $25 million. Amounts borrowed under the Credit Agreement initially matured on November 30, 1993; however, pursuant to a series of amendments to the Credit Agreement agreed to by the parties thereto, the maturity date for amounts due thereunder has been extended to November 29, 1996.

    On August 25, 1995, an Assignment and Acceptance was agreed to and executed by the parties to the Credit Agreement by which Bank One Sidney sold and assigned to Bank One, Columbus, NA ("Bank One Columbus") and Bank One Columbus assumed all of Bank One Sidney's rights and obligations under the Credit Agreement. On August 31, 1995, the parties to the Credit Agreement agreed to increase the aggregate amount that the Company could borrow thereunder to $25 million. On the same date, the Company executed new Promissory Notes in favor of Bank One Columbus and Harris, each in the amount of $12,500,000 or such lesser amount as may be due to either under the Credit Agreement. On October 17, 1996, the parties to the Credit Agreement agreed to increase the aggregate amount that the Company can borrow thereunder to $30 million.

    The loans outstanding under the Credit Agreement, as amended, currently bear interest (subject to certain potential adjustments) at a rate per annum equal to Harris's prime lending rate minus 2.0% per annum. The Credit Agreement contains representations and warranties, affirmative and negative covenants, events of default and other terms customary to similar financings.

10. SHARES OUTSTANDING AND SIGNIFICANT STOCKHOLDERS; CERTAIN EFFECTS OF THE
    OFFER.

    As of October 16, 1996, the Company had issued and outstanding 8,646,808 Shares. The 500,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 5.8% of the Shares then outstanding.

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that otherwise might trade publicly and may reduce the number of stockholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from the NYSE.

    The Shares are registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company has no reason to believe that the purchase of Shares pursuant to the Offer will result in the Shares becoming eligible for deregistration under the Exchange Act.

    The Shares are currently "margin securities" under the rule of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. Following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

    Shares acquired by the Company pursuant to the Offer will be held in the Company's treasury and will be available for future issuance by the Company or may be retired by the Company in the future.

11. CERTAIN INFORMATION CONCERNING THE COMPANY.

    The Company, founded in 1980, produces and sells a wide range of recreation vehicles and small and mid-size buses in the United States and Canada.

    The Company's principal operating subsidiaries are Airstream, Inc.; Dutchmen Manufacturing, Inc.; Four Winds International, Inc.; Thor America, Inc.; Thor Industries West, Inc.; Komfort Corp.; Thor Indiana, Inc.; Aero Manufacturing; Citair, Inc.; Thor California, Inc.; ElDorado National Kansas, Inc.; ElDorado National California, Inc. and ElDorado National Michigan, Inc.

    The Company, a Delaware corporation, is the successor to a corporation of the same name which was incorporated in Nevada on July 29, 1980. Its principal executive office is located at 419 West Pike Street, Jackson Center, Ohio 45334, and its telephone number is (937) 596-6849.

    SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION. Set forth below is certain summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information (other than the ratio of earnings before fixed charges to fixed charges) has been derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended July 31, 1996 (the "Company's 1996 Annual Report") which is incorporated by reference herein, and other information and data contained in the Company's 1996 Annual Report. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "Additional Information."

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
            (IN THOUSANDS, EXCEPT PER SHARE INFORMATION AND RATIOS)

                                                                                             YEAR ENDED JULY 31,
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
STATEMENT OF INCOME DATA:
Net sales.................................................................................  $  602,078  $  562,681
Cost of products sold.....................................................................     533,954     498,323
Selling, general and administrative expenses..............................................      38,538      39,554
Amortization of intangibles...............................................................       2,749       2,736
Operating income..........................................................................      26,837      22,068
Interest income--net......................................................................         310         293
Other.....................................................................................          95         190
Income before provision for income taxes..................................................      27,242      22,551
Provisions for income taxes...............................................................      11,172       8,761
                                                                                            ----------  ----------
Net income................................................................................  $   16,070  $   13,790
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Earnings per share........................................................................  $     1.82  $     1.55
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Ratio of earnings to fixed charges (1)....................................................  $    21.64  $    28.03
                                                                                            ----------  ----------
                                                                                            ----------  ----------
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets..............................................................................  $  175,884  $  148,461
Working capital...........................................................................      74,982      65,151
Stockholders' equity......................................................................     119,158     107,903
Book value per share (2)..................................................................  $    13.72  $    12.11

------------------------

(1) The ratio of earnings before fixed charges to fixed charges were computed by dividing pre-tax income before fixed charges by fixed charges. Fixed charges consist of interest expense and the interest component of operating leases.

(2) Book value per common share is calculated as total stockholders' equity divided by the number of common shares outstanding, net of treasury shares, at the end of the period.

    PRO FORMA FINANCIAL INFORMATION. The tables set forth below present certain unaudited pro forma consolidated financial information based on historical information which has been adjusted:

        (a) to reflect the repurchase of 500,000 Shares at a Purchase Price of $24 per Share and $26 per Share, respectively, and the anticipated sources of funds therefor; and

        (b) as if these transactions had taken place (i) at the beginning of the periods presented for income statement purposes and (ii) on the balance sheet date for balance sheet purposes.

    The pro forma financial information does not purport to be indicative of the results which would actually have been achieved or the balance sheet as it actually would have been if the Offer had been completed as of the date or periods indicated or which may be achieved or exist in the future.

    The pro forma financial information should be read in conjunction with the accompanying notes which are an integral part of the pro forma financial information and with the audited financial statements and related notes set forth in the 1996 10-K.

              SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION(1)
            (IN THOUSANDS, EXCEPT PER SHARE INFORMATION AND RATIOS)

                                                                         AT JULY 31, 1996
                                                ------------------------------------------------------------------
                                                            ASSUMING A PURCHASE PRICE   ASSUMING A PURCHASE PRICE
                                                                      OF $24                      OF $26
                                                            --------------------------  --------------------------

                                                                SHARE                       SHARE
                                                HISTORICAL  REPURCHASE(1)   PRO FORMA   REPURCHASE(1)   PRO FORMA
                                                ----------  -------------  -----------  -------------  -----------
INCOME STATEMENT DATA:
Net sales.....................................  $  602,078                  $ 602,078                   $ 602,078
Cost of products sold.........................     533,954                    533,954                     533,954
Selling, general and administrative
  expenses....................................      38,538                     38,538                      38,538
Amortization of intangibles...................       2,749                      2,749                       2,749
                                                ----------                 -----------                 -----------
Operating income..............................      26,837                     26,837                      26,837
Interest income (expense)--net................         310          (750)        (440)          (813)        (503)
Other.........................................          95                         95                          95
Income before provision for income taxes......      27,242          (750)      26,492           (813)      26,429
Provision for income taxes (2)................      11,172          (308)      10,864           (333)      10,839
                                                ----------  -------------  -----------  -------------  -----------
Net income....................................  $   16,070          (442)   $  15,628           (480)   $  15,590
                                                ----------  -------------  -----------  -------------  -----------
                                                ----------  -------------  -----------  -------------  -----------
Earnings per share............................  $     1.82                  $    1.88                   $    1.88
                                                ----------                 -----------                 -----------
                                                ----------                 -----------                 -----------
Average shares outstanding....................       8,810          (500)       8,310           (500)       8,310
                                                ----------  -------------  -----------  -------------  -----------
                                                ----------  -------------  -----------  -------------  -----------
Ratio of earnings to fixed charges (3)........       21.64                      14.16                       13.78
                                                ----------                 -----------                 -----------
                                                ----------                 -----------                 -----------
BALANCE SHEET DATA:
ASSETS:
Cash..........................................  $   13,062                  $  13,062                   $  13,062
Other current assets..........................     116,974                    116,974                     116,974
                                                ----------                 -----------                 -----------
Current assets................................     130,036                    130,036                     130,036
Property, plant and equipment--net............      17,206                     17,206                      17,206
Goodwill and other assets.....................      28,642                     28,642                      28,642
                                                ----------                 -----------                 -----------
Total assets..................................  $  175,884                  $ 175,884                   $ 175,884
                                                ----------                 -----------                 -----------
                                                ----------                 -----------                 -----------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable..............................  $   27,902                  $  27,902                   $  27,902
Other current liabilities.....................      27,152        12,122       39,274         13,122       40,274
                                                ----------  -------------  -----------  -------------  -----------
Current liabilities...........................      55,054        12,122       67,176         13,122       68,176
Other liabilities.............................       1,672                      1,672                       1,672
Stockholders' equity..........................     124,973                    124,973                     124,973
Less: treasury stock..........................       5,815        12,122       17,937         13,122       18,937
                                                ----------  -------------  -----------  -------------  -----------
Total stockholders' equity....................     119,158       (12,122)     107,036        (13,122)     106,036
                                                ----------  -------------  -----------  -------------  -----------
Total liabilities and stockholders' equity....  $  175,884       --         $ 175,884        --         $ 175,884
                                                ----------  -------------  -----------  -------------  -----------
                                                ----------  -------------  -----------  -------------  -----------
Book value per share(4).......................  $    13.72                  $   13.07                   $   12.95
                                                ----------                 -----------                 -----------
                                                ----------                 -----------                 -----------
Shares outstanding............................       8,687          (500)       8,187           (500)       8,187
                                                ----------  -------------  -----------  -------------  -----------
                                                ----------  -------------  -----------  -------------  -----------

           NOTES TO SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) Assumes repurchase of 500,000 Shares at a Purchase Price of $24 and $26 per Share, respectively, at the beginning of the period presented. The repurchase has been reflected as a $12,000,000 and $13,000,000 increase, respectively, to the Credit Agreement bearing interest at 6.25% in fiscal 1996. Transaction costs of $122,000 have been reflected as an increase in accrued liabilities.

(2) Pro forma income taxes have been calculated using a rate of 41%.

(3) The ratio of earnings before fixed charges to fixed charges were computed by dividing pre-tax income before fixed charges by fixed charges. Fixed charges consist of interest expense and the interest component of operating leases.

(4) Book value per common share is calculated as total stockholders' equity divided by the number of common shares outstanding, net of treasury shares, at the end of the period.

                            ------------------------

    ADDITIONAL INFORMATION. The Company is subject to the information requirements of the Exchange Act, and in accordance therewith, files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their compensation, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and (except for the Issuer Tender Offer Statement) are also available for inspection and copying at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such material (except for the Issuer Tender Offer Statement) is also available for inspection at the NYSE at 86 Trinity Place, New York, New York 10006.

12. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

    Except as indicated below, neither the Company, nor any executive officer or director of the Company, any person controlling the Company, any executive officer or director of any person controlling the Company or any associate or subsidiary of any such person (including any executive officer or director of any such subsidiary), has engaged in any transaction involving Shares during the period of forty business days prior to the date hereof. On September 27, 1996, the Company purchased 40,000 Shares in an open-market transaction executed on the NYSE.

    As of October 16, 1996, directors, executive officers and affiliates of the Company owned 4,021,812 of the Company's Shares (46.5% of the outstanding Shares). Wade F.B. Thompson, Chairman, President and Chief Executive Officer of the Company, and Peter B. Orthwein, Vice Chairman and Treasurer of the Company, have indicated that they intend to tender 150,000 and 30,000 Shares, respectively, or an aggregate of approximately 180,000 Shares (2.1% of the outstanding Shares as of October 16, 1996) pursuant to the Offer.

    Neither the Company nor, to the Company's knowledge, any of its executive officers, directors or affiliates is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer with any other person with respect to Shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Except for the Offer, none of the Company or its executive officers or directors has current plans or proposals which relate to or would result in any extraordinary corporate transaction involving the Company, such as a merger, reorganization, sale or transfer of a material amount of its assets or the assets of any of its subsidiaries, taken as a whole, any change in its present Board of Directors or management, any material change in its present dividend policy or indebtedness or capitalization, any other material change in its business or corporate structure, any material change in its Restated Certificate of Incorporation or Bylaws, or any actions causing a class of its equity securities to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act, or any actions similar to any of the foregoing.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    The Company is not aware of any license or regulatory permit that it believes is material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following is a general summary under currently applicable law of certain federal income tax considerations generally applicable to the Offer. The discussion set forth below is for general information only and the tax treatment described herein may vary depending upon each stockholder's particular circumstances and tax position. Certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States, stockholders who do not hold their Shares as capital assets and stockholders who have acquired their Shares upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. No ruling from the Internal Revenue Service ("IRS") will be applied for with respect to the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated. The discussion does not consider the effect of any applicable foreign, state, local or other tax laws. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS, ANY RECENT CHANGES IN APPLICABLE TAX LAWS AND ANY PROPOSED LEGISLATION.

    GENERAL. A stockholder's exchange of Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. The federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances.

    TREATMENT AS A SALE OR EXCHANGE. Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a transfer of Shares to the Company pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Shares if the receipt of cash upon the sale (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete redemption" of the stockholder's interest in the Company, or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. These tests (the "Section 302 tests") are explained more fully below.

    If any of the Section 302 tests is satisfied, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (less any portion thereof attributable to accrued but unpaid dividends which is taxable as a dividend) and the stockholder's basis in the Shares sold pursuant to the Offer. If the Shares are held as capital assets, the gain or loss will be capital gain or loss, which will be long-term capital gain or loss if the Shares have been held for more than one year.

    TREATMENT AS A DIVIDEND. If none of the Section 302 tests is satisfied and, as anticipated, the Company has sufficient earnings and profits, a tendering stockholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer. This amount will not be reduced by the stockholder's basis in the Shares sold pursuant to the Offer, and (except as described below for corporate stockholders eligible for the dividends-received deduction) the stockholder's basis in those Shares will be added to the stockholder's basis in his or her remaining Shares. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular stockholder, and thus no assurance can be given that any particular stockholder will not be treated as having received a dividend taxable as ordinary income.

    CONSTRUCTIVE OWNERSHIP OF STOCK. In determining whether any of the Section 302 tests is satisfied, a stockholder must take into account not only Shares actually owned by the stockholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the stockholder has an interest, as well as any Shares the stockholder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

    THE SECTION 302 TESTS. One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a dividend distribution.

    (a) SUBSTANTIALLY DISPROPORTIONATE TEST. The receipt of cash by a stockholder will be substantially disproportionate with respect to the stockholder if the percentage of the outstanding voting stock of the Company actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer (treating Shares purchased pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by the stockholder immediately before the exchange (treating Shares purchased to the Offer as outstanding). Stockholders should consult their tax advisors concerning the application of the substantially disproportionate test to their particular circumstances.

    (b) COMPLETE REDEMPTION TEST. The receipt of cash by a stockholder will be a complete redemption of the stockholder's interest if either (i) all of the Shares actually and constructively owned by the stockholder is sold pursuant to the Offer or (ii) all of the Shares actually owned by the stockholder is sold pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of all Shares constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code.

    (c) NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. The receipt of cash by a stockholder will not be essentially equivalent to a dividend if the stockholder's exchange of Shares pursuant to the Offer results in a meaningful reduction of the stockholder's proportionate interest in the Company. Whether the receipt of cash by a stockholder will not be essentially equivalent to a dividend will depend on the stockholder's particular facts and circumstances. However, in certain circumstances, in the case of a small minority stockholder, even a small reduction may satisfy this test. For example, the IRS has indicated in a published ruling that in the case of a small minority stockholder of a publicly held corporation who exercises no control over corporate affairs, a reduction in the stockholder's proportionate interest in the corporation from
 .0001118% to .0001081% (which represented only a 3.3% reduction in the stockholder's percentage ownership of outstanding shares for purposes of the substantially disproportionate test) would constitute a meaningful reduction. Stockholders expecting to rely on the "not essentially equivalent to a dividend test" should consult their own tax advisors regarding its application in their particular circumstances.

    Under certain circumstances, it may be possible for a tendering stockholder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the stockholder but that is not purchased pursuant to the Offer. Correspondingly, a stockholder may not be able to satisfy any of the
Section 302 tests because of contemporaneous acquisitions of Shares by the stockholder or be a related party whose stock is constructively owned by the stockholder. Stockholders should consult their tax advisors regarding the consequences of such sales or acquisitions in their particular circumstances.

    In the event that the Offer is oversubscribed, the Company's purchase of Shares pursuant to the Offer will be prorated. Thus, even if all the Shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, it is possible that not all of the Shares will be purchased by the Company, which in turn may affect the stockholder's ability to satisfy one of the Section 302 tests described above.

    SPECIAL RULES FOR CORPORATE STOCKHOLDERS. If the exchange of Shares by a corporate stockholder does not satisfy any of the Section 302 tests and is therefore treated as a dividend, the stockholder may be entitled to a dividends-received deduction equal to 70% of the dividend. There are a number of limitations on the availability of the deduction, however, and the dividends-received deduction may not be available or could be limited if, for example, the corporation does not satisfy certain holding period requirements with respect to the Shares or the Shares are treated as "debt financed portfolio stock." Finally, it is expected that if a dividends-received deduction is available, the dividend will generally constitute an extraordinary dividend under Section 1059 of the Code. As a result, a corporate stockholder will be required to reduce its tax basis in its Shares (but not below zero) by the non-taxed portion of the dividend (that is, the portion of the dividend equal to the dividends-received deduction). If the non-taxed portion of the dividend exceeds the corporate stockholder's tax basis in its Shares, the excess must be treated as gain from the sale of the Shares for the taxable year in which a sale or disposition of the Shares occurs.

    BACKUP WITHHOLDING. See Section 3 concerning the potential application of federal backup withholding.

    FOREIGN STOCKHOLDERS. The Company generally will assume that a foreign stockholder will be treated as having received a dividend and will therefore withhold federal income tax at a rate equal to 30% of the gross proceeds paid to a foreign stockholder or his or her agent pursuant to the Offer, unless the Depositary determines that an exemption from or a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. A foreign stockholder with respect to whom tax has been withheld may be eligible to obtain a refund from the IRS of all or a portion of the withheld tax if the stockholder satisfies one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax is due. See

Section 3 for more details concerning application of the withholding tax to foreign stockholders. FOREIGN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE DISPOSITION OF SHARES PURSUANT TO THE OFFER AND THE APPLICATION OF FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION AND THE REFUND PROCEDURE.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

    The Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 6 shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that the Company will exercise its right to extend the Offer for the Shares. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer.

    The Company also expressly reserves the right, in its sole discretion, (a) to delay payment for any Shares not theretofore paid for or to terminate the Offer and not to accept for payment any Shares not theretofore accepted for payment, upon the occurrence of any of the conditions specified in Section 6, or
(b) at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of Shares the Company may purchase or the range of prices it may pay pursuant to the Offer. The Company confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

    Any such extension, delay, termination or amendment will be followed promptly by a public announcement thereof. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) under the Exchange
Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. The Company reserves the right, in its sole discretion, to purchase additional Shares pursuant to the Offer. If (a) the Company increases or decreases the price to be paid for the Shares, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or the Company decreases the number of Shares being sought and (b) the Offer for the Shares is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES.

    The Company has retained D.F. King & Co., Inc. to act as Information Agent and Harris Trust and Savings Bank to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws. The Depositary has rendered stock transfer services to the Company in the past for which it has received customary compensation, and can be expected to continue to render similar services to the Company in the future. The Depositary is also a lender under the Company's Credit Agreement. Neither the Depositary nor the Information Agent has been retained to, or is authorized to, make recommendations in connection with the Offer.

    The Company will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17. MISCELLANEOUS.

    The Company will not accept tenders by or on behalf of holders of Shares in any jurisdiction, foreign or domestic, in which the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the acceptance for payment of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with such laws or seek to have such laws declared inapplicable to the Offer. If after such good faith effort the Company cannot comply with any such laws, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in any such jurisdictions. In those jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

OCTOBER 17, 1996

                                          THOR INDUSTRIES, INC.

    Facsimile copies of the Letter of Transmittal will be accepted from the Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered to each tendering stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:
                         HARRIS TRUST AND SAVINGS BANK
                      C/O HARRIS TRUST COMPANY OF NEW YORK

                             BY OVERNIGHT COURIER:
                           77 WATER STREET, 4TH FLOOR
                               NEW YORK, NY 10005

          BY MAIL:               BY FACSIMILE TRANSMISSION              BY HAND:
     WALL STREET STATION        (FOR ELIGIBLE INSTITUTIONS           RECEIVE WINDOW
        P.O. BOX 1010                     ONLY):               77 WATER STREET, 5TH FLOOR
   NEW YORK, NY 10268-1010          FAX: (212) 701-7636               NEW YORK, NY
                                      (212) 701-7637
                                   CONFIRM BY TELEPHONE:
                                      (212) 701-7624

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT (212) 269-5550
                    ALL OTHERS CALL TOLL FREE (800) 829-6551